UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2019

CANFIELD MEDICAL SUPPLY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

000-55114	34-1720075
(Commission File Number)	(IRS Employer Identification No.)

4120 Boardman-Canfield Road Canfield, Ohio 44406
(Address of Principal Executive Offices)

(330) 533-1914
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 31, 2019 Canfield Medical Supply, Inc., a Colorado corporation (the “Company”), entered into an Agreement and Plan of Merger  (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by the Company, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub shall be merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of the Company. The closing of the Merger shall take place on the first business day following satisfaction or waiver of the closing terms and conditions set forth in the Merger Agreement.

At the closing of the Merger, each outstanding share of common stock, Series A Preferred Stock and Series B Preferred Stock of Splash, shall be converted into such amount of fully paid and non-assessable shares of common stock of the Company that. upon completion of the merger, shareholders of Splash as a group will own on a fully diluted basis approximately 85% of the Company and the current shareholders of the Company as a group will own approximately 15% of the Company.

Completion of the Merger is subject to customary closing terms and conditions including among others:

●	the adoption of the Merger Agreement by Splash’s stockholders;
●	the representations and warranties of the respective parties being true and correct in all material respects as of the closing day of the Merger;
●

since June 1, 2019 through the closing of the Merger, Splash shall have raised from the aggregate sale of its equity securities not less than $1,500,000 which shall be available or was utilized for inventory purchases, reductions to accounts payable and for other general working capital purposes;

●	on the closing of the Merger liabilities of Splash debt shall not exceed $500,000;
●

Splash shall have entered into note conversion agreements with substantially all holders of its debt pursuant to which such debt is converted into shares Splash’s common stock at a conversion price of $1.00 per share;

●

Designated shareholders of Splash shall have entered into lock-up/leak out agreements by which they will agree to restrict post-Merger sales of Canfield securities for a period of up to one year following the Merger, as more particularly described within the Merger Agreement;

●

The Company and Michael West, the Company’s former Chief Executive Officer, and a current director, shall have entered into a Business Transfer and Indemnity Agreement  pursuant to which all operations, assets and liabilities of the Company’s home health services business shall be transferred and conveyed to Mr. West or an entity designated by Mr. West in exchange for his indemnifying the Company for certain liabilities and claims;

●	the Company shall not have any liabilities exceeding $50,000 in the aggregate;
●	The Company’s directors and officers shall have tendered their resignations;

●	Robert Nistico, Chief Executive Officer of Splash, shall be appointed as chief executive officer of the Company; and
●	the composition of the Company’s board of directors shall be as set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Splash, Merger  Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company and Merger Sub, on the one hand, and by Splash, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company and Merger Sub, on the one hand, and Splash, on the other hand. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger among Registrant, Merger Sub and Splash dated December 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2020

CANFIELD MEDICAL SUPPLY, INC.

/s/ J. Mathias Lepo
By : J. Mathias Lepo
Chief Executive Officer